Exhibit 5.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NY 10166-0005 TEL212 • 309 • 1000 FAX212 • 309 • 1100
March 15, 2013

Board of Directors

CapLease, Inc.

1065 Avenue of the Americas

New York, New York 10018

Re: Registration Statement on Form S-3 (File No. 333-171408)

Ladies and Gentlemen:

We have served as special counsel to CapLease, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the issuance of up to 2,800,000 shares of the Company’s 7.25% Series C Cumulative Redeemable Preferred Stock, $.01 par value per share (the “Securities”), registered on the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Securities are to be issued from time to time in accordance with the terms of the At-the-Market Issuance Sales Agreement dated as of March 15, 2013 among the Company, Caplease, LP, a limited partnership formed under the laws of the State of Delaware, and MLV & Co. LLC (the “Sales Agreement”) and as described in the prospectus supplement, dated March 15, 2013, filed with the Commission on March 15, 2013. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)

Articles of Amendment and Restatement of the Company, as amended or supplemented as of the date hereof, including the Articles Supplementary Establishing the Rights and Preferences of the 7.25% Series C Cumulative Redeemable Preferred Stock of the Company, as amended or supplemented as of the date hereof (the “Series C Articles” and collectively, the “Charter”), as certified by the Secretary of the Company on the date hereof;

(b)	the Amended and Restated Bylaws of the Company, as amended or supplemented as of the date hereof, as certified by the Secretary of the Company on the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO WASHINGTON

www.hunton.com

CapLease, Inc.

March 15, 2013

(c)	the form of certificate representing a share of Common Stock;

(d)

resolutions of the board of directors of the Company adopted (i) at meetings on December 12, 2012 and March 7, 2013 and (ii) by unanimous written consent on January 14, 2013 and February 21, 2013, authorizing the issuance and sale of the Securities (the “Resolutions”), as certified by the Secretary of the Company on the date hereof;

(e)	the Registration Statement;

(f)

the prospectus supplement, dated March 15, 2013, filed with the Commission on March 15, 2013 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus dated February 14, 2011;

(g)	the Sales Agreement;

(h)

the certificate of the Department of Assessments and Taxation of the State of Maryland (“SDAT”) as to the due incorporation, existence and good standing of the Company dated March 14, 2013 (the “Good Standing Certificate”); and

(i)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT and has the requisite corporate power to issue the Securities.

CapLease, Inc.

March 15, 2013

2. The issuance of the Securities has been duly authorized and, when issued and delivered upon payment therefor in accordance with the provisions of the Resolutions, the Charter and the Sales Agreement, the Securities will be validly issued, fully paid and non-assessable.

3.     The shares of common stock of the Company issuable upon conversion of the Series C Preferred Stock have been duly authorized by the Company and, when issued upon such conversion in accordance with the terms of the Resolutions, the Charter and the Series C Articles, will be validly issued, fully paid and non-assessable.

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed that the Series C Preferred Stock will not be issued in violation of the Designation and Number in the Series C Articles.

 The foregoing opinion is limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company's Current Report on Form 8-K, filed on or about the date hereof (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is expressed as of the date hereof, and we do not assume any obligation to advise you of facts or circumstances that hereafter come to our attention, or of changes in law that hereafter occur, which could affect the views contained herein.

Very truly yours,

/s/ Hunton & Williams